Exhibit 99.1

Keryx Biopharmaceuticals Announces Second Quarter 2017 Financial Results and Increased 2017 U.S. Product Sales Guidance

•	Company reported $15.1 million in second quarter 2017 total revenues, including net U.S. Auryxia® (ferric citrate) product sales of $14.1 million, a 71 percent increase compared to the second quarter of 2016

•	Full year 2017 net U.S Auryxia product sales guidance increased to $62 to $66 million

BOSTON, MA, July 27, 2017 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to people with renal disease, today announced its financial results for the quarter ended June 30, 2017. The company also reviewed its commercial progress with Auryxia and upcoming milestones.

“Our second quarter results reflect continued strong Auryxia prescription demand,” said Greg Madison, president and chief executive officer of Keryx. “This demand was largely driven by solid execution across our entire field team, which increased both breadth and depth of prescribing among physicians. With this momentum, we have increased our annual net Auryxia product sales guidance, reflecting improved confidence in our ability to bring this medicine to a greater number of people with chronic kidney disease (CKD) on dialysis this year.”

Mr. Madison continued, “We are equally excited about the opportunity to potentially add a second indication for Auryxia for the treatment of iron deficiency anemia in people with non-dialysis dependent chronic kidney disease. Iron deficiency anemia is a serious disease and, today, as many as three out of four people with CKD and iron deficiency anemia are not being optimally treated with existing iron supplements. Our team is working diligently to ensure that we are prepared, pending FDA approval in early November, for a successful launch in this indication. I believe the progress we are making in dialysis coupled with the large opportunity to treat iron deficiency anemia form a strong foundation from which to build a leading renal company.”

SECOND QUARTER 2017 FINANCIAL RESULTS AND RECENT BUSINESS HIGHLIGHTS

Auryxia Commercial Progress

•	Keryx reported second quarter 2017 net U.S. Auryxia product sales of $14.1 million compared to $8.3 million in the second quarter of 2016, an increase of 71 percent.

•	Auryxia prescription demand was strong in the second quarter of 2017, with approximately 21,100 prescriptions written. This compares to approximately 13,150 prescriptions in the second quarter of 2016, an increase of 61 percent.

•	Auryxia was added to Medicare Part D formularies at two of the largest Medicare Part D insurance providers, which results in cumulative unrestricted access to approximately 95 percent of patients on a phosphate binder across Medicare Part D and commercial providers.

Potential Label Expansion Opportunity

•	A supplemental new drug application seeking approval of Auryxia for the treatment of patients with iron deficiency anemia and non-dialysis dependent CKD is currently under review, with a November 6, 2017 PDUFA action date. If approved for this indication, Keryx will have two indications for Auryxia to leverage its commercial infrastructure, as well as the broad patient access, familiarity and relationships established to date in treating hyperphosphatemia.

Business Update

•	Keryx announced today that during the second quarter it completed the sale of common stock under its previously filed “at-the-market” (ATM) offering, resulting in $73.1 million in net proceeds, $68.0 million of which was sold during the second quarter.

Second Quarter June 30, 2017 Financial Results

“The second quarter, highlighted by reported strong demand and sales of Auryxia, gives us the confidence to raise Auryxia’s 2017 net product sales guidance to $62 to $66 million,” said Scott Holmes, senior vice president and chief financial officer of Keryx Biopharmaceuticals. “Additionally, the capital raised via the ATM strengthens our balance sheet and provides us with the financial flexibility to continue to appropriately invest in our business to support our anticipated growth.”

Total revenues for the quarter ended June 30, 2017 were $15.1 million, compared with $9.3 million during the same period in 2016. Total revenues for the second quarter of 2017 include $14.1 million in net U.S. Auryxia product sales, compared to $8.3 million in the second quarter of 2016. Total revenues also include $1.0 million in license revenue during the second quarters of 2017 and 2016.

Cost of goods sold for the quarter ended June 30, 2017 were $4.4 million, compared with $5.1 million during the same period in 2016.

Selling, general and administrative expenses for the quarter ended June 30, 2017 were $25.0 million, as compared to $20.2 million during the same period in 2016. The increase was related to the continued commercialization of Auryxia, and preparations for Auryxia’s potential launch in iron deficiency anemia later this year.

Research and development expenses for the quarter ended June 30, 2017 were $9.0 million, as compared to $7.0 million during the same period in 2016. The increase was primarily related to manufacturing and clinical activities to support the long-term growth of Auryxia.

Net loss for the quarter ended June 30, 2017 was $86.5 million, or $0.77 per share, compared to a net loss of $44.7 million, or $0.42 per share, for the comparable period in 2016. The increase in net loss is attributable to the recognition of $63.0 million of non-cash debt discount amortization related to the company’s outstanding convertible debt. This amortization expense is not expected to recur in future periods.

Cash and cash equivalents as of June 30, 2017 totaled $140.5 million compared to $111.8 million as of December 31, 2016.

2017 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Keryx Biopharmaceuticals.

Keryx today increased its financial guidance for full year 2017 net U.S. Auryxia product sales to $62 to $66 million from $56 to $60 million, as provided on May 4, 2017. The guidance is based on the company’s current understanding of Auryxia prescriptions trends in dialysis and other financial factors. Guidance excludes any sales from the potential approval in November 2017 of the second indication for ferric citrate in the U.S.

Conference Call Information

Keryx will host an investor conference call today, Thursday, July 27, 2017, at 8:00 a.m. ET to discuss financial results for the second quarter of 2017. To participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: 47371058. The call will also be webcast with slides, which will be accessible through the Investors section of the company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for approximately 15 days after the call.

About Iron Deficiency Anemia, NDD-CKD

Iron deficiency anemia (IDA) is a common complication in patients with non-dialysis dependent chronic kidney disease (NDD-CKD), and the prevalence and severity of IDA increases as kidney disease progresses. Today, there are no FDA approved oral irons for the treatment of IDA in CKD patients and the efficacy and tolerability of current oral iron supplements are mixed. The company estimates that of the 1.7 million Americans with CKD under the care of a nephrologist, approximately 650,000 people are treated for IDA and another 250,000 – 400,000 people could have IDA but are not treated today.

About Auryxia

Auryxia (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with CKD on dialysis. The U.S. approval of Auryxia was based on data from the company’s Phase 3 registration program in dialysis patients. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia and the U.S. full prescribing information, visit www.Auryxia.com.

Use of ferric citrate in patients with IDA, NDD-CKD, as highlighted above, is investigational and has not been determined to be safe or efficacious.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA® (ferric citrate)

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia®.

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia. Ciprofloxacin should be taken at least 2 hours before or after Auryxia.

For Full Prescribing Information for Auryxia, please visit http://auryxia.com/important-safety-information/

Keryx Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Revenues:
Net U.S. Auryxia product sales	$14,116	$8,279	$24,621	13,895
License revenue	1,028	1,009	2,343	2,218

Total Revenues	15,144	9,288	26,964	16,113

Costs and Expenses:
Cost of goods sold	4,379	5,099	8,653	6,170
Selling, general and administrative	24,986	20,188	48,089	40,997
Research and development	9,012	7,029	15,776	14,645
License expenses	617	605	1,406	1,331

Total Costs and Expenses	38,994	32,921	73,924	63,143

Operating Loss	(23,850)	(23,633)	(46,960)	(47,030)

Other Income (Expense):
Amortization of debt discount	(62,965)	(18,479)	(62,965)	(34,226)
Other income (expense), net	338	(2,519)	452	(4,319)

Total Other Income (Expense)	(62,627)	(20,998)	(62,513)	(38,545)

Loss Before Income Taxes	(86,477)	(44,631)	(109,473)	(85,575)

Income taxes	20	20	40	40

Net Loss	$(86,497)	$(44,651)	$(109,513)	$(85,615)

Net Loss Per Common Share
Basic and diluted net loss per common share	$(0.77)	$(0.42)	$(1.00)	$(0.81)

Shares Used in Computing Net Loss Per Common Share

Basic and diluted	112,590,188	105,842,030	109,846,152	105,745,800

Selected Consolidated Balance Sheets Data

(In thousands)

(unaudited)

	June 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$140,527	$111,810
Accounts receivable	$8,459	$5,236
Inventory	$18,085	$12,681
Total assets	$184,189	$141,427

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$30,146	$21,190
Convertible senior notes	$125,000	$125,000
Total liabilities	$158,540	$149,723
Stockholders’ equity (deficit)	$25,649	$(8,296)

Forward Looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization and ongoing clinical development of Auryxia, our updated 2017 financial guidance and the submission of an sNDA to the FDA to expand the label of ferric citrate to include the treatment of IDA in adults with stage 3-5 NDD-CKD and the potential approval in this indication and the impact thereof on Keryx, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether we can increase adoption of Auryxia in patients with CKD on dialysis in order to achieve our 2017 financial guidance; whether we can maintain our operating expenses to projected levels while continuing our current clinical, regulatory and commercial activities; the risk that the FDA may not concur with our interpretation of our Phase 3 study results in NDD- CKD, supportive data, conduct of the studies, or any other part of our regulatory submission and could ultimately deny approval of ferric citrate for the treatment of IDA in adults with stage 3-5 NDD-CKD; the risk that if approved for use in NDD-CKD that we may not be able to successfully market Auryxia for use in this indication; our ability to continue to supply Auryxia to the market; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc., with headquarters in Boston, Massachusetts, is a commercial stage company focused on bringing innovative medicines to people with renal disease. Keryx developed and commercializes Auryxia® (ferric citrate), an iron-based phosphate binder, in the U.S. Ferric citrate is marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the

European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex). Keryx has programs underway to leverage its development and commercial infrastructure, including evaluation of ferric citrate as a treatment for iron deficiency anemia in adults with non-dialysis dependent chronic kidney disease and in-licensing medicines for renal disease. For more information about Keryx, please visit www.keryx.com.

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Senior Vice President, Corporate Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations & Corporate Communications

T: 617.466.3511

lora.pike@keryx.com